EXHIBIT 99.2

GENENTECH, INC. CONSOLIDATED STATEMENTS OF INCOME DATA (in thousands, except per share amounts) (unaudited)

	Three Months Ended December 31,

	2005	2004

Revenues:
Product sales	$1,576,964	$1,066,302
Royalties	265,099	181,220
Contract revenue and other	51,032	67,778

Total operating revenues	1,893,095	1,315,300

Costs and expenses:
Cost of sales	244,914	205,373
Research and development	411,610	310,196
Marketing, general and administrative	429,357	299,495
Collaboration profit sharing	228,417	170,070
Recurring charges related to redemption	26,591	34,534
Special items: litigation-related	13,483	(3,189)

Total costs and expenses	1,354,372	1,016,479

Operating income	538,723	298,821

Other income (expense):
Interest and other income, net(1)	43,743	24,041
Interest expense	(23,035)	(2,718)

Total other income, net	20,708	21,323

Income before taxes	559,431	320,144
Income tax provision	220,192	113,560

Net income	$339,239	$206,584

Earnings per share:
Basic	$0.32	$0.20

Diluted	$0.31	$0.19

Weighted average shares used to compute earnings per share:
Basic	1,054,724	1,049,700

Diluted	1,080,152	1,070,708

___________________
(1)

"Interest and other income, net" includes interest income, net realized gains from the sale of certain biotechnology equity securities and write-downs for other-than-temporary impairments in the fair value of certain biotechnology debt and equity securities. For further detail, refer to our web site at www.gene.com.

GENENTECH, INC. CONSOLIDATED STATEMENTS OF INCOME DATA (in thousands, except per share amounts) (unaudited)

	Year Ended December 31,

	2005	2004

Revenues:
Product sales	$5,488,058	$3,748,879
Royalties	935,112	641,119
Contract revenue and other	210,202	231,159

Total operating revenues	6,633,372	4,621,157

Costs and expenses:
Cost of sales(2)	1,011,069	672,526
Research and development	1,261,824	947,513
Marketing, general and administrative(2)	1,435,025	1,088,111
Collaboration profit sharing	823,083	593,616
Recurring charges related to redemption	122,746	145,485
Special items: litigation-related	57,774	37,087

Total costs and expenses	4,711,521	3,484,338

Operating income	1,921,851	1,136,819

Other income (expense):
Interest and other income, net(1)	140,927	89,997
Interest expense	(49,929)	(7,400)

Total other income, net	90,998	82,597

Income before taxes	2,012,849	1,219,416
Income tax provision	733,858	434,600

Net income	$1,278,991	$784,816

Earnings per share:
Basic	$1.21	$0.74

Diluted	$1.18	$0.73

Weighted average shares used to compute earnings per share:
Basic	1,054,952	1,055,165

Diluted	1,080,949	1,079,209

___________________
(1)

"Interest and other income, net" includes interest income, net realized gains from the sale of certain biotechnology equity securities and write-downs for other-than-temporary impairments in the fair value of certain biotechnology debt and equity securities. For further detail, refer to our web site at www.gene.com.

(2)	Certain minor amounts for the nine months ended September 30, 2005 have been reclassified to conform to the current year-end presentation.

GENENTECH, INC. CONSOLIDATED BALANCE SHEETS DATA (in thousands) (unaudited)

	December 31,

	2005		2004

Selected balance sheet data:
Cash, cash equivalents and short-term investments	$2,365,161		$1,665,105
Accounts receivable - product sales, net	554,455		599,052
Accounts receivable - royalties, net	296,664		217,482
Accounts receivable - other, net	232,297		143,421
Inventories	702,515		590,343
Long-term marketable debt and equity securities	1,448,731		1,115,327
Property, plant and equipment, net	3,349,352		2,091,404
Goodwill	1,315,019		1,315,019
Other intangible assets	573,779		668,391
Other long-term assets	1,041,219		787,914
Total assets	12,146,879		9,403,395
Total current liabilities	1,659,832		1,238,030
Total liabilities	4,677,295	(1)	2,621,205
Total stockholders' equity	7,469,584		6,782,190

Year-to-date:
Capital expenditures	$1,399,824	(2)	$649,858

Total depreciation and amortization expense	370,166		353,221

___________________
(1)	Includes approximately $2 billion related to our debt issuance in July 2005.
(2)

Excludes approximately $94 million in capitalized costs related to our accounting for a construction project which we are considered to be the owner of during the construction period. We have recognized a corresponding amount as a construction financing obligation in long-term debt.

GENENTECH, INC. NET PRODUCT SALES DETAIL (in thousands) (unaudited)

	Three Months Ended December 31,

	2005	2004

Net U.S. Product Sales
Rituxan	$484,404	$429,184
Herceptin	250,069	125,952
Avastin	359,110	190,546
Nutropin products	94,891	91,894
Thrombolytics	58,389	47,300
Pulmozyme	49,008	42,757
Xolair	93,250	60,340
Raptiva	20,453	16,421
Tarceva	83,891	13,348

Total U.S. product sales	1,493,465	1,017,742

Net product sales to collaborators	83,499	48,560

Total Product Sales	$1,576,964	$1,066,302

	Year Ended December 31,

	2005	2004

Net U.S. Product Sales
Rituxan	$1,831,529	$1,573,997
Herceptin	747,274	478,948
Avastin	1,132,805	544,680
Nutropin products	370,461	348,790
Thrombolytics	218,494	194,433
Pulmozyme	186,490	157,097
Xolair	320,433	187,672
Raptiva	79,256	52,392
Tarceva	274,884	13,348

Total U.S. product sales	5,161,626	3,551,357

Net product sales to collaborators	326,432	197,522

Total Product Sales	$5,488,058	$3,748,879